Exhibit 4.2
DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Callaway Golf Company (“we,” “us,” “our” or the “Company”) has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

Description of Common Stock

The following summary of the terms of our common stock is based upon our certificate of incorporation and bylaws. The summary is not meant to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.
General
As of December 31, 2025, our authorized capital stock consisted of 360,000,000 shares of common stock, $0.01 par value, and 3,000,000 shares of preferred stock, $0.01 par value. Of the preferred stock, 240,000 shares are designated Series A Junior Participating Preferred Stock (“Series A Preferred”). The remaining shares of preferred stock are undesignated as to series, rights, preferences, privileges or restrictions. Our certificate of incorporation does not authorize any other classes of capital stock.
Voting Rights
We have one existing class of common stock. Holders of shares of our existing common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Although no shares of Series A Preferred stock have been issued, if such shares were issued, each share of Series A Preferred would entitle the holder thereof to 1,000 votes on all matters to be voted upon by our stockholders. The holders of any shares of Series A Preferred and the holders of our common stock generally vote together as one class on all matters to be voted upon by our stockholders.
Dividends
The holders of shares of our existing common stock are entitled to receive ratably dividends as may be declared from time to time by our board of directors out of funds legally available for dividend payments, subject to any dividend preferences of any holders of any other series of common stock and preferred stock.
Liquidation
In the event of our liquidation, dissolution or winding up, after full payment of all debts and other liabilities and liquidation preferences of any other series of common stock and any preferred stock, the holders of shares of our existing common stock are entitled to share ratably in all remaining assets.
Rights and Preferences
Our existing common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of our existing common stock.
Fully Paid and Nonassessable
All issued and outstanding shares of common stock are fully paid and nonassessable.
Listing
Our common stock is listed under the symbol “CALY” on the New York Stock Exchange.

Transfer Agent and Registrar
ComputerShare Trust Company, N.A. is the Transfer Agent and Registrar for our common stock.

Preferred Stock
Our board of directors has the authority, without stockholder approval, to issue up to 3,000,000 shares of preferred stock, including 240,000 shares of Series A Preferred, in one or more series and, subject to the Delaware General Corporation Law, may:
•fix or alter the designations, powers and preferences, and relative participating, optional or other rights, if any, of any series of preferred stock, and qualifications, limitations or restrictions thereof, including without limitation, dividend rights (and whether dividends are cumulative);
•fix the conversion rights, if any, and voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of our board of directors or the percentage of members, if any, of our board of directors each class or series of preferred stock may be entitled to elect);
•fix the rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of preferred stock;
•fix the number of shares constituting any series; and
•increase (but not above the total number of authorized shares of the class) or decrease (but not below the total number of such series then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of such series.
 Our board of directors has no power to alter the rights of any outstanding shares of our preferred stock. Our board may issue shares of preferred stock with voting and conversion rights that could negatively affect the voting power or other rights of our common stock, and the board has the ability to take that action without stockholder approval
Possible Anti-Takeover Effects of Delaware Law and Relevant Provisions of Our Certificate of Incorporation and Bylaws
Provisions of Delaware law and our certificate of incorporation and bylaws may make more difficult the acquisition of the Company by tender offer, a proxy contest or otherwise or the removal of our officers and directors. For example:
•As discussed above, our certificate of incorporation permits our board of directors to issue a new series of preferred stock with terms that may make an acquisition by a third person more difficult or less attractive.
•Our bylaws provide time limitations on stockholders who desire to present nominations for election to our board of directors or propose matters that can be acted upon at stockholders’ meetings, and require the stockholder to provide additional information about the stockholder (including such stockholder’s ownership of the Company’s securities) and any relationships and interests in material agreements such stockholder has with or involving our company, and additional information about the candidate the stockholder proposes for election to our board of directors.
•Our bylaws provide that special meetings of stockholders can be called only by (i) the chairman of the board or the president, (ii) the board of directors, pursuant to a resolution approved by a majority of the entire board of directors or (iii) the secretary following his or her receipt of one or more written demands from stockholders of record who hold, in the aggregate, at least twenty-five percent of the voting power of the Company’s outstanding shares, as of a record date fixed in accordance with the bylaws, subject to certain other requirements set forth in the bylaws. Our bylaws further provide that the board of directors may postpone, recess, reschedule or cancel any previously scheduled special meeting of stockholders.
•Our certificate of incorporation and bylaws permit shareholders to act by written consent, but such consent must be unanimous in the case of election of directors.

Limitation of Liability; Indemnification
Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must pay expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.